UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report:  February 13, 2005
(Date of earliest event reported)

Specialty Laboratories, Inc.
(Exact name of registrant as specified in its charter)

California	001-16217	95-2961036
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

27027 Tourney Road, Valencia, California		91355
(Address of Principal Executive Offices)		(Zip Code)

(661) 799-6543
(Registrant’s telephone number, including area code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement

On February 13, 2005, Specialty Laboratories, Inc. (the “Company”) entered into a separation agreement with Douglas S. Harrington, M.D., the Company’s chief executive officer and a member of the Company’s Board of Directors.  The agreement with Dr. Harrington provides that he will remain as the Company’s CEO and the Laboratory Director for 45 days, and that he will use his best efforts to complete an orderly executive transition and ensure the Company’s regulatory compliance.  Under the agreement, Dr. Harrington has agreed to make himself available to the Company for an additional 30 days to assist the Company on business and regulatory matters as needed.  The agreement also specifies that Dr. Harrington will resign from the Board of Directors.

The agreement with Dr. Harrington provides that Dr. Harrington will continue to receive his current base salary during the 45 day transition.  At the end of this transition period, Dr. Harrington will be entitled to receive a lump-sum payment in the amount of $275,000 and will cease to be an employee of the Company.  Following the transition period, Dr. Harrington will be entitled to receive, for a period of two years, bi-weekly payments equal to his current base salary ($420,000 per year).  In the event that the Company requires the services of Dr. Harrington during the 30 day period following the transition period, the Company will pay him an additional $5,000 per day for his services.  The Company also agreed to reimburse Dr. Harrington for up to eighteen (18) months of COBRA payments for health care coverage.

The agreement with Dr. Harrington includes a mutual release of all claims, and mutual non-disparagement provisions.  Under the agreement Dr. Harrington has agreed not to be employed by, or otherwise work with, the Company’s primary competitors, other than in a capacity that does not involve sales, marketing, or general management, or put Dr. Harrington in a position to solicit the Company’s customers.  Dr. Harrington has also agreed not to solicit the Company’s employees and customers, and to protect the Company’s confidential information from use or disclosure.  Finally, Dr. Harrington has agreed that for a 12 month period he will not pursue or assist others in pursuing certain strategic business opportunities.

On February 14, 2005 the Company entered into a retention agreement with Kevin R. Sayer, the Company’s executive vice-president and chief financial officer.  Under the agreement with Mr. Sayer, if Mr. Sayer is still employed by the Company on May 15, 2005, the Company will pay Mr. Sayer a $150,000 incentive bonus in a lump sum.  In the event Mr. Sayer resigns, or is terminated for Cause (as defined in his Employment Agreement dated April 12, 2004), before May 15, 2005, he will not be entitled to receive the incentive bonus.  If he is involuntarily terminated other than for Cause prior to May 15, 2005, he will receive the $150,000 incentive bonus in addition to the other severance pay owed to him under his Employment Agreement.  The other terms of Mr. Sayer’s Employment Agreement remain in effect.

Item 5.02                Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 14, 2005, the Company announced that Douglas S. Harrington, M.D. will step down as the Company’s chief executive officer effective March 29, 2005.  On February 14, 2005 Dr. Harrington also resigned as a member of the Company’s Board of Directors.  Dr. Harrington stated that his departure and his resignation from the Board was based on his desire to pursue other scientific and business ventures, and to spend more time with his family.  To the knowledge of the Company’s Board of Directors and executive officers, Dr. Harrington’s departure was not due to any disagreement with the Company’s operations, policies or practices.

Upon Dr. Harrington’s departure, Kevin R. Sayer, Specialty’s executive vice president and chief financial officer, will be the Company’s acting senior officer.

Item 7.01                Regulation FD Disclosure

On February 14, 2005, the Company issued a press release announcing the departure of Dr. Harrington as chief executive officer and as a Director of the Company.  The press release is attached as Exhibit 99.1 to this report.

Limitation on Incorporation by Reference:  In accordance with General Instruction B.2 of Form 8-K, the information in this report is furnished under Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that section.

Item 9.01                Financial Statements and Exhibits

(c)	Exhibit.	The following document is filed as an exhibit to this report.

	99.1	Press Release dated February 14, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 15, 2005

SPECIALTY LABORATORIES, INC.

By:	/s/ Kevin R. Sayer
Kevin R. Sayer
Chief Financial Officer

EXHIBIT INDEX

The following document is filed as an exhibit to this report:

Exhibits

99.1	Press Release dated February 14, 2005